Western Alliance Bancorporation

FOR IMMEDIATE RELEASE
April 3, 2006

CONTACTS:
Media:
Robert Sarver 858.523.4600

Investors:
Dale Gibbons 702.248.4200

George J. Maloof, Jr. Joins Western Alliance Bancorporation Board of Directors

Las Vegas – April 3, 2006 — Western Alliance Bancorporation (NYSE:WAL) announced today that George J. Maloof, Jr. has been appointed to its board of directors.

Maloof is president of The Palms Casino Resort in Las Vegas. He was a large shareholder of Intermountain First Bancorp, the parent company of Nevada First Bank, which merged with Western Alliance on March 31, 2006.

“The Maloof Family has had a number of successful business interests, including banking, in the Southwest,” said Robert Sarver, chairman and chief executive officer of Western Alliance. “George has been an integral part of that success and has served as a director of First National Bank of New Mexico and First Security Bank of Nevada. I’m delighted that he will be joining our team and look forward to his contributions to our dynamic banking franchise.”

In addition to his banking interests, Maloof has been responsible for the development and operation of hotels and casinos throughout the Southwest and in Las Vegas and North Las Vegas, Nevada, including Palms Place, a luxury condominium project. He received a bachelor’s degree from the University of Nevada Las Vegas.

About Western Alliance Bancorporation

Western Alliance Bancorporation is the parent company of BankWest of Nevada, Nevada First Bank, Alliance Bank of Arizona, Torrey Pines Bank, Miller/Russell & Associates, and Premier Trust. These dynamic companies provide a broad array of banking, leasing, trust, investment, and mortgage services to clients in Nevada, Arizona and California. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company’s website, westernalliancebancorp.com.